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                             JOINT FILING AGREEMENT

THIS AGREEMENT dated the 7th day of January, 2000.

WHEREAS:

A. MFC Merchant S.A. ("Merchant Bank") disposed of 2,600,000 shares of common stock of ICHOR Corporation ("ICHOR") beneficially held by it;

B. Logan International Corp. ("Logan") sold 142,500 shares of 5% Cumulative Redeemable Convertible Preferred Stock, Series 1 of ICHOR beneficially held by it to Constable Investments Ltd. ("Constable");

C. Merchant Bank and Constable are wholly-owned subsidiaries and Logan is a 80.6% owned subsidiary of MFC Bancorp Ltd. ("MFC"); and

D. Each of MFC, Merchant Bank, Logan and Constable (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D/A (the "Schedule 13D/A") relating to the acquisition or disposition of the shares of common stock of ICHOR, pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
     Schedule 13D/A as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of both Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.

MFC BANCORP LTD.                       MFC MERCHANT BANK S.A.

By:  /s/ Michael J. Smith              By:  /s/ Claudio Morandi
   ------------------------------         ----------------------------
   Michael J. Smith, President            Claudio Morandi, President

LOGAN INTERNATIONAL CORP.              CONSTABLE INVESTMENTS LTD.

By:  /s/ Michael J. Smith              By:  /s/ Michael J. Smith
   ----------------------------           ----------------------------
   Michael J. Smith, Director             Michael J. Smith, Director